EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

among

NEW YORK FARMS GROUP INC., GREEN GROW FARMS, INC.,

and

ICONIC BRANDS, INC.,

This Share Exchange Agreement (this “Agreement”) is dated as of May 9, 2019 by and between Green Grow Farms, Inc., a New York corporation (“Green Grow”), Iconic Brands, Inc., a Nevada corporation (“Iconic”), and NY Farms Group Inc., a New York corporation, (“NY Farms”, and with Green Grow and Iconic, the “Parties”).

WHEREAS, NY Farms owns and controls 100% of the issued and outstanding equity interests in Green Grow; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act, NY Farms desire to transfer to Iconic, and Iconic desires to acquire from NY Farms, shares of Green Grow constituting Fifty-One percent (51%) of the issued and outstanding equity interests of Green Grow, as more fully described in this Agreement; and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following capitalized terms have the meaning set forth herein.

1.2 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

1.3 “Business Day” means any day except Saturday, Sunday, any federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

1.4 “Closing” means the closing of the transfer of the Shares pursuant to Section 2.1.

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1.5 “Consideration” means the Iconic Stock and cash consideration set forth on Schedule “A” annexed hereto.

1.6 “Closing Date” means 12:01 a.m. on the Business Day when this Agreement has been executed and delivered by the Parties and all conditions precedent to NY Farm’s obligations to transfer the Shares have been satisfied.

1.7 “Contract” means any contract, understanding or legal obligation including any distribution, business, royalty, memorandum of understanding currently existing.

1.8 “GGF Shares” means the shares of Green Grow stock constituting 51% of all outstanding interests in Green Grow, to be transferred to Iconic pursuant to the terms of this Agreement.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.10 “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with Green Grow’s businesses and which the failure to so have has had or could reasonably be expected to result in a Material Adverse Effect.

1.11 “Iconic Shares” means shares of capital stock issued by Iconic to Holders in consideration for the GGF Shares, as set forth on Schedule “A”.

1.12 “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

1.13 “Material Adverse Effect” means the existence or occurrence of any event that (i) could, individually or in the aggregate adversely affect the legality, validity or enforceability of this Agreement,

(ii) has had or could reasonably be expected to result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of Green Grow, or (iii) could, individually or in the aggregate, adversely impair Green Grow’s ability to perform fully on a timely basis its obligations under this Agreement.

1.14 “Material Permits” means all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect.

1.15 “Offer to Purchase” means any definitive offer from a third party to purchase all or any portion of the equity interests in Green Grow not owned by Iconic.

1.16 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.17 “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

1.18 “Registration Statement” shall mean an S-1 or similar registration statement filed by Iconic with the Securities and Exchange Commission.

1.19 “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

1.20 “Securities Act” means the Securities Act of 1933, as amended.

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ARTICLE II.

PURCHASE AND SALE

2.1 Closing Conditions. The Closing shall occur upon the occurrence of each and every one of the following events, unless the occurrence of an event has been waived in writing by the non- performing Party:

2.1.1 Execution of this Agreement by all Parties.

2.1.2 Green Grow’s delivery to Iconic certificate(s) evidencing registration of the GGF Shares in the name of Iconic.

2.1.3 Iconic’s transfer to Green Grow the cash component of the Consideration.

2.1.4 Iconic’s delivery to NY Farms the Iconic Share component of the Consideration, as set forth on Schedule “A”.

2.2 Representations as of the Closing.

2.2.1 Each Party represents that as of the Closing, all representations, warranties and covenants set forth in this Agreement remain true, correct and complete as of the Closing.

2.2.2 If at any time on or before the Closing, a Party learns that any representation, warranty or covenant is not true, correct or complete as of the Closing, such Party shall provide written notice to all other Parties.

2.3 Date of Closing. The Parties shall use their best efforts to close the transaction on or before May 26, 2019.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Green Grow. Green Grow represents and warrants as of the date hereof and as of the Closing Date as follows:

3.1.1 Organization and Qualification. Green Grow is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the State of New York, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Green Grow is not in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Green Grow is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except where the failure to be so qualified or in good standing, as the case may be would not constitute a Material Adverse Effect.

3.1.2 Authorization; Enforcement. Green Grow has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of this Agreement by Green Grow and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Green Grow and no further consent or action is required by Green Grow other than required approvals. This Agreement has been (or upon delivery will be) duly executed by Green Grow and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Green Grow enforceable against Green Grow in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity. Green Grow is not in violation of any of the provisions of its certificate or articles of incorporation, by-laws or other organizational or charter documents.

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement by Green Grow and the consummation by Green Grow of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of Green Grow’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the required approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which Green Grow is a party or by which any property or asset of Green Grow is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Green Grow is subject (including federal and state securities laws and regulations), or by which any property or asset of Green Grow is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not had or could not reasonably be expected to result in a Material Adverse Effect.

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3.1.4 Filings, Consents and Approvals. Green Grow is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Green Grow of this Agreement.

3.1.5 GGF Shares. The GGF Shares are duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Green Grow other than restrictions on transfer provided for in this Agreement.

3.1.6 Regulatory Permits. Green Grow possesses Material Permit, and Green Grow has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.1.7 Assets; Title to Assets. Green Grow has good and marketable title in fee simple to all real property owned by it that is material to the business of Green Grow and good and marketable title in all personal property owned by it, as set forth on Schedule “C”, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Green Grow and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Green Grow is held by it under valid, subsisting and enforceable leases of which Green Grow is in compliance, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

3.1.8 Patents and Trademarks. Green Grow has or has rights to use its Intellectual Property. Green Grow has not received a written notice that the Intellectual Property used by it violates or infringes upon the rights of any Person that has had or could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Green Grow, all such Intellectual Property rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property rights that has had or could reasonably be expected to result in a Material Adverse Effect.

3.1.9 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Green Grow to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and Green Grow has not taken any action that would cause the Purchaser to be liable for any such fees or commissions.

3.1.10 No Undisclosed Liabilities. Except as set forth on Schedule “C” annexed hereto, Green Grow has no other liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. Green Grow represents that at the date of Closing, except as set forth on Schedule “C” Green Grow shall have no other liabilities or obligations, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

3.1.11 Agreements. All material Contracts of Green Grow are listed and accurately described on Schedule “D”, annexed hereto.

3.2 Representations and Warranties of Iconic. Iconic represents and warrants as of the date hereof and as of the Closing Date as follows:

3.2.1 Organization; Authority. Iconic is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Iconic of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Iconic. This Agreement, to which it is party has been duly executed by Iconic, and when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation, enforceable against Iconic in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2 No Undisclosed Liabilities. Except as otherwise disclosed in Iconic’s publicly filed financial statements, it has no other liabilities, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

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3.3 Representations and Warranties of NY Farms. NY Farms represents and warrants as of the date hereof and as of the Closing Date as follows:

3.3.1 Organization; Authority. NY Farms is an entity duly organized, validly existing and in good standing under the laws of the state of New York with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution, delivery and performance by NY Farms of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of NY Farms. This Agreement, to which it is party has been duly executed by NY Farms, and when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation, enforceable against Iconic in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and

(iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3.2 Ownership of the GGF Shares. NY Farms is the owner of 100% of the issued and outstanding equity interests of Green Grow. The GGF Shares are not subject to any liens, claims or encumbrances of any nature.

ARTICLE IV.

ADDITIONAL AGREEMENTS AMONG THE PARTIES

4.1 Transfer Restrictions for Unregistered Shares

4.1.1 The Iconic Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Iconic Shares other than pursuant to an effective registration statement or Rule 144, the purchaser may require the transferor thereof to provide an opinion of counsel selected by the transferor and reasonably acceptable to purchaser, the form and substance of which opinion shall be reasonably satisfactory to the purchaser, to the effect that such transfer does not require registration of such transferred Iconic Shares, under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of Green Grow under this Agreement.

4.1.2 NY Farms agrees to the imprinting, so long as is required by this Section 4.1.2, of the following or similar legend on any certificate evidencing the Iconic Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

4.2 Inclusion of Iconic Shares in S-1 Registration Statement. The Iconic Shares, or such portion of the Iconic Shares as deemed reasonable and appropriate by Iconic’s securities counsel, shall be included in the next Registration Statement. Iconic shall use reasonable business efforts to file a Registration Statement as soon as practicable.

4.3 Right of First Refusal for Purchase of Green Grow Shares.

4.3.1 Upon Green Grow or NY Farms receiving an Offer to Purchase, such offer recipient shall within two business days provide Iconic with notice of the Offer to Purchase.

4.3.2 Upon receipt of notice of an Offer to Purchase, Iconic shall, for fourteen days, have the right to purchase the interest in the Offer to Purchase on similar or better material terms. Only if Iconic waives its right of first refusal to purchase the interests or fourteen days elapses and Iconic does not exercise its right of first refusal, may the offer recipient exercise the Offer to Purchase.

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ARTICLE V.

OPERATION OF GREEN GROW FARMS

5.1 Independence of Green Grow Farms. The business operations of Green Grow shall operate as an independent subsidiary of Iconic. It may maintain its existing banking accounts and relationships.

5.2 Income; Books and Records of Green Grow. Green Grow’s financial performance shall be consolidated with that of Iconic and reported on a consolidated basis on Iconic’s financial statements. Green Grow shall make its books and records available to Iconic’s accountants and auditors for all purposes.

5.3 Separate Board of Directors. Green Grow shall have a board of directors independent of Iconic’s board of directors, initially consisting of 5 members, which shall be selected as follows:

5.3.1 For so long as Iconic holds 51% of the equity interests of Green Grow, it shall appoint two board members, NY Farms shall appoint two board members and one board seat shall be filled by Iconic’s general counsel.

5.3.2 Upon Iconic exercising its right to purchase the remaining minority interest in Green Grow (pursuant to Section 4.3, above), it shall appoint three board members, NY Farms shall appoint one board members and one board seat shall be filled by Iconic’s general counsel.

5.3.3 At any point after one year following the closing (and not before), Green Grow may amend its bylaws, by a supermajority vote of its board, to alter the number of its board seats and the method of their appointment.

5.4 Appointment of an Iconic Board Seat. For so long as NY Farms hold 49% of the equity interests in Green Grow, they may appoint 20% (rounded up) of the seats on Iconic’s board of directors

ARTICLE VI.

MISCELLANEOUS

6.1 Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Green Grow shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

6.2 Entire Agreement. This Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of

(a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 6:00 p.m. (New York time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument, in the case of a waiver, signed by the party against whom enforcement of any such waiver is sought and in the case of an Amendment, by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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6.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Green Grow may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Shares.

6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.8 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties hereby waive all rights to a trial by jury. If either Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.9 Survival. The representations, warranties and covenants contained herein shall survive for a period of 12 months after the Closing Date.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Securities Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ICONIC BRANDS, INC.	GREEN GROW FARMS, INC.

By: /s/ Richard DeCicco Richard DeCicco	By: /s/ Peter Scalise Peter Scalise
President	President
NY FARMS GROUP INC. By: /s/ Peter Scalise Peter Scalise President

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SCHEDULE A CONSIDERATION

1. GGF Shares: On Closing, NY Farms shall deliver to Iconic 51% of the outstanding equity interests in Green Grow.

2. Cash Component of Consideration: Iconic shall transfer to Green Grow the total sum of $200,000.00 which shall be released as follows: $50,000.00 on Closing and the Balance of $150,000 in 30 days of Closing.

3. Iconic Shares Component of Consideration:

a. On Closing, Iconic shall deliver to NY Farms a total of 2,000,000 Iconic Shares.

b. On Closing, Iconic shall Issue to NY Farms a total of 6,000,000 Iconic Shares and shall be released to NY Farms as follows:

i. For every $1,000,000 of gross revenue up to and capped at $50,000,000 total gross revenue within 36 months following the Closing, Shares to be released to NY Farms shall be Calculated using the Dollar amount of Revenue multiplied by 0.12 (The multiplier) ie. $1,000,000 x 0.12 = 120,000 shares up to 6,000,000 shares total.

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